Mail Stop 4561

									May 5, 2006


Mr. Jan W. Clark
President and Chief Executive Officer
CN Bancorp, Inc.
7401 Ritchie Highway
Glen Burnie, Maryland 21061
Via Mail and Facsimile (410) 760-7004

      Re:	CN Bancorp, Inc.
		Form 10-KSB for the Fiscal Year Ended December 31, 2005 Form 10-QSB for the Quarter Ended March 31, 2006
		File No. 333-100460

Dear Mr. Clark:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


								Joyce Sweeney
      Accounting Branch Chief